FOR IMMEDIATE RELEASE

VAN BUREN, ARKANSAS July 16, 2009

USA Truck, Inc. (NASDAQ: USAK) today announced base revenue of $81.2 million for the quarter ended June 30, 2009, a decrease of 21.8% from $103.8 million for the same quarter of 2008. We incurred a net loss of $1.1 million for the quarter ended June 30, 2009, as compared to net income of $2.1 million for the same quarter of 2008. For the quarter ended June 30, 2009, we incurred a loss per share of $0.11 as compared to earnings per share of $0.21 for the same quarter of 2008.

Effective April 1, 2009, we changed our method of accounting for tires. Commencing when the tires are placed into service, we account for them as prepaid expenses and amortize their cost over varying time periods, ranging from 18 to 30 months depending on the type of tire. Prior to April 1, 2009, the cost of tires was fully expensed when they were placed into service. We believe that the new accounting method more appropriately matches the tire costs to the period during which the tire is being used to generate revenue. For the quarter and six months ended June 30, 2009, this change in estimate resulted in a reduction of operations and maintenance expense on a pre-tax basis of approximately $1.4 million ($0.08 per share).

Base revenue decreased 18.4% to $164.1 million for the six months ended June 30, 2009 from $201.0 million for the same period of 2008. We incurred a net loss of $3.0 million for the six months ended June 30, 2009 as compared to net income of $0.2 million for the same period of 2008. For the six months ended June 30, 2009, we incurred a loss per share of $0.30 as compared to earnings per share of $0.02 for the same period of 2008.

In comparing the financial results of the quarter ended June 30, 2009 to the comparable period of 2008, Clifton R. Beckham, President and CEO of the Company, made the following statement:

“Freight conditions have steadily deteriorated since the current freight depression began in the second half of 2006. Freight availability remains at historically low levels and pricing competition has been fierce as excess tractor capacity, buoyed by lenient lenders and lower fuel prices, continues to exist in the marketplace.

“Against that backdrop, we have driven profound change within our business model, and there are measurable signs of progress within the various initiatives supporting our VEVA (Vision for Economic Value Added) strategic plan:

•

Our cost structure, which was already among the best in the industry, continues to improve. We removed $2.8 million of fixed costs and slightly reduced our variable trucking costs per mile compared to the same quarter of the previous year.

•

Our War on Accidents initiative has produced consistent improvements since its inception in the second half of 2007. DOT reportable accident frequency has fallen 25.9% and our total accident frequency has fallen 14.8%. Those results are driving lower insurance and claims expense on our statement of operations (down 50 basis points as a percentage of base revenue for the quarter and 70 basis points year- to-date).

•

Our non-driver staff is more lean and productive than ever before. Since the beginning of 2008, we have reduced our non-driver headcount by approximately 200 employees, or 24.4%. At the same time, we have taken advantage of opportunities presented by this economic environment to attract and hire talent in key areas such as intermodal, brokerage, sales, operations, pricing and engineering.

•

We have achieved our goal of making owner operators 5-10% of our total fleet. Our owner-operator fleet grew 68.9% to 152 (which is 6.5% of our total tractor fleet). However, until freight conditions improve, we have temporarily halted the growth of our owner-operator fleet.

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We are in the midst of a multi-year plan to upgrade our basic technology systems and we are rapidly developing and deploying decision-support software for our front-line personnel to complement those basic systems.

•

Our Brokerage service offering remains profitable; however its base revenue shrank by approximately 28.4% for the quarter, due in large part to the difficult freight conditions. In response, we have redesigned our Brokerage model to place increased emphasis on direct sales to new customers and better integrate brokerage opportunities into the services provided to existing customers. We are now ramping up our capabilities to aggressively grow Brokerage over the next few years.

USA Truck, Inc.

•

Our Intermodal service offering is profitable and its base revenue nearly doubled, growing 184% off of a small base to $1.8 million for the quarter. The intermodal environment is very competitive, so we are pleased that we were able to profitably grow that service despite our relatively small presence in the marketplace. As our intermodal experience grows, so does the clarity of our vision for its future as an integrated service offering for our customers.

•

Our base Trucking revenue per loaded mile improved 3.0%, and our revenue per total mile (including empty miles) was the highest in our history. We accomplished that improvement primarily through freight network enhancements, not through price increases to our customers. The evolution of our freight network from one predicated on long-haul to a more regionalized model is still underway, and that evolution will continue for some time. The effect of our network evolution is evident, not only in the improved pricing, but also in the shortening length-of-haul (down to 590 miles, the shortest in our history).

“However, all of those improvements to our operating model are being overshadowed by a lack of load volume, which hindered miles per tractor per week significantly during the quarter. The overall economy is obviously a major contributing factor to the low load volume, but some of the problem is self-inflicted:

•

Our historical freight network was built to route a great deal of inbound trucks to the Midwest. The collapse of the automotive industry, along with the downturn in other manufacturing industries, created a significant network imbalance between available trucks and available loads in the Midwest. We are making progress towards restoring balance in that area, but it has been slowed by intense price competition.

•

An average of 6.0% of our fleet was unmanned during the quarter (compared to 3.4% a year ago). Although the trucks were parked intentionally due to the overall lack of freight availability, the unmanned tractors hindered our miles per tractor per week as these tractors are counted in the denominator of that calculation.

•

There has been considerable disruption to our freight network nationwide as shippers have repeatedly rebid and re-awarded lanes to capitalize on truckload pricing competition. The effect of that disruption led to a constantly changing mix of lanes for carriers as they win or lose lanes in the bidding process. Our utilization was negatively affected by our desire to protect our rate structure, but we have implemented additional processes to identify where competitive pricing would allow us to retain profitable customers in key traffic lanes that we might otherwise lose to pricing competition.

•

That effect has been exacerbated at USA Truck by our own proactive efforts to evolve our network towards a shorter length-of-haul. It is unrealistic for us to believe that we could avoid a dip in fleet productivity amidst all of these internal and external changes.

“We believe we have now implemented the broad organizational changes necessary to reposition our business model to produce more robust earnings and growth in the future. We are confident that the progress we have made on our VEVA strategic plan will serve our customers, our employees and our shareholders well when economic conditions improve.

“In the meantime, our primary focus will remain on the daily execution of the fundamental processes that will allow us to rebuild our load volume with the right freight in the right lanes, and to continue integrating Intermodal and Brokerage with our traditional Trucking service to further strengthen our value proposition to our customers.

“Improved cash flow from operations and a reduced level of capital expenditures combined to produce positive free cash flow (cash flow from operations less net capital expenditures) that helped strengthen our balance sheet. We have reduced our debt approximately $10.6 million (to $87.0 million) year-to-date, which has provided us with ample working capital availability and reduced our debt to total capitalization to 36.6%. We expect capital expenditures to remain light for the remainder of the year as we project that our average tractor age will only be 2.2 years by year-end. We are not projecting a material increase in capital expenditures until the second half of 2010.

“We do not anticipate a meaningful recovery in freight demand during the remainder of 2009. We believe that the truckload industry’s prospects for recovery are heavily tied to business inventories, which remain well above their historical inventory-to-sales ratio. Once inventory destocking ends, then we believe that inventory replenishment will provide a boost to trucking volumes. However, such an event seems unlikely in the near term based on current sales and inventory trends.”

USA Truck, Inc.

The following table summarizes the results of operations information of USA Truck, Inc. (“Company”) for the three-month and six-month periods indicated:

(in thousands, except per share data)
	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2009	2008	2009	2008

Revenue:
Trucking revenue (1)	$77,921	$99,373	$157,913	$193,015
Strategic Capacity Solutions revenue (2)	3,299	4,465	6,148	7,973
Base revenue	81,220	103,838	164,061	200,988
Fuel surcharge revenue	11,164	42,289	21,820	72,377
Total revenue	92,384	146,127	185,881	273,365

Operating expenses and costs:
Salaries, wages and employee benefits	30,984	40,846	63,748	81,326
Fuel and fuel taxes	21,562	56,863	42,398	103,542
Depreciation and amortization	12,191	12,513	24,740	24,762
Purchased transportation	10,556	9,825	20,203	17,665
Operations and maintenance	6,183	6,543	13,612	13,642
Insurance and claims	5,555	7,561	11,192	15,073
Operating taxes and licenses	1,455	1,630	3,058	3,233
Communications and utilities	949	1,018	1,955	2,073
Gain on disposal of revenue equipment, net	(20)	(30)	(1)	(30)
Other	3,565	4,248	7,205	8,379
Total operating expenses and costs	92,980	141,017	188,110	269,665
Operating (loss) income	(596)	5,110	(2,229)	3,700
Other expenses (income):
Interest expense	726	1,148	1,606	2,343
Other, net	(16)	(90)	(35)	(117)
Total other expenses, net	710	1,058	1,571	2,226
(Loss) income before income taxes	(1,306)	4,052	(3,800)	1,474
Income tax (benefit) expense	(158)	1,917	(772)	1,285

Net (loss) income	$(1,148)	$2,135	$(3,028)	$189

Per share information:
Average shares outstanding (Basic)	10,230	10,220	10,222	10,215
Basic (loss) earnings per share	$(0.11)	$0.21	$(0.30)	$0.02

Average shares outstanding (Diluted)	10,230	10,227	10,222	10,225
Diluted (loss) earnings per share	$(0.11)	$0.21	$(0.30)	$0.02

The following table includes key Trucking operating statistics for the three-month and six-month periods indicated:

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2009	2008	2009	2008
Total miles (in thousands) (3)	58,705	76,298	120,322	150,279
Empty mile factor	10.8%	9.9%	11.2%	10.5%
Weighted average number of tractors (4)	2,354	2,540	2,370	2,549
Average miles per tractor per period	24,938	30,039	50,769	58,956
Average miles per tractor per week	1,918	2,311	1,963	2,268
Average miles per trip (5)	590	715	620	723
Base Trucking revenue per tractor per week	$2,546	$3,009	$2,577	$2,912
Number of tractors at end of period (4)	2,325	2,538	2,325	2,538
Operating ratio (6)	100.7%	95.1%	101.4%%	98.2	5%

(1)

Trucking revenue includes base revenue generated from our General Freight and Dedicated Freight divisions and Trailer-on-Flat-Car Intermodal service offerings. The results of our Regional Freight operations, which we previously reported as a separate division, are now included as part of the results of our General Freight division.

USA Truck, Inc.

(2)

We previously referred to the operating division through which we conduct our freight brokerage operations as our “Strategic Capacity Solutions” division and the operating segment of which that division is a part as “USA Logistics.”  We now use “Strategic Capacity Solutions” to refer to that operating segment, which includes base revenue generated by two operating divisions, now referred to as Freight Brokerage and Container-on-Flat-Car Intermodal service offerings.

(3)	Total miles include both loaded and empty miles.
(4)	Tractors include Company-operated tractors plus owner-operator tractors.
(5)	Average miles per trip is based upon loaded miles divided by the number of Trucking shipments.
(6)	Operating ratio is based upon total operating expenses, net of fuel surcharge, as a percentage of base revenue.

Selected Balance Sheet and other financial information:
	(in thousands, except percentage data)
	June 30,	December 31,
	2009	2008
Total assets	$323,858	$332,268
Total equity	144,339	146,773
Total debt, including current maturities	87,041	97,605
Cash and cash equivalents	2,398	1,541
Total debt, less cash, to total capitalization ratio	36.6%	39.3%

	(in thousands)
	Six Months Ended June 30,
	2009	2008
Net cash provided by operating activities	$21,634	$21,293
Capital expenditures, net	12,918	48,590

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended and Section 21E of the Securities Exchange Act of 1934, as amended. These statements generally may be identified by their use of terms or phrases such as “expects,” “estimates,” “anticipates,” “projects,” “believes,” “plans,” “intends,” “may,” “will,” “should,” “could,” “potential,” “continue,” “future,” and terms or phrases of similar substance.  Forward-looking statements are based upon the current beliefs and expectations of our management and are inherently subject to risks and uncertainties, some of which cannot be predicted or quantified, which could cause future events and actual results to differ materially from those set forth in, contemplated by, or underlying the forward-looking statements.  Accordingly, actual results may differ from those set forth in the forward-looking statements.  Readers should review and consider the factors that may affect future results and other disclosures by the Company in its press releases, Annual Report on Form 10-K, and other filings with the Securities and Exchange Commission. We disclaim any obligation to update or revise any forward-looking statements to reflect actual results or changes in the factors affecting the forward-looking information. In light of these risks and uncertainties, the forward-looking events and circumstances discussed in this press release might not occur.

All forward-looking statements attributable to us, or persons acting on our behalf, are expressly qualified in their entirety by this cautionary statement.

References to the “Company,” “we,” “us,” “our” and words of similar import refer to USA Truck, Inc. and its subsidiary.

USA Truck is a dry van truckload carrier transporting general commodities via our General and Dedicated Freight divisions and our Trailer-on-Flat-Car Intermodal service offerings. We transport commodities throughout the continental United States and into and out of portions of Canada. We also transport general commodities into and out of Mexico by allowing through-trailer service from our terminal in Laredo, Texas. Our Freight Brokerage division and our Container-on-Flat-Car Intermodal service offerings provide customized transportation solutions using our technology and multiple modes of transportation including our assets and the assets of our partner carriers.

This press release and related information will be available to interested parties at our web site, http://www.usa-truck.com under the “News Releases” tab of the “Investors” menu.

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Contact: CLIFF BECKHAM, President and Chief Executive Officer - (479) 471-2633